Litton Loan Servicing LP

February 20, 2004

As of and for the period ended December 31, 2003, Litton Loan Servicing LP (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the amount of $20,000,000 and an errors and omissions policy in the amount of $20,000,000.



/s/ Larry B. Litton, Sr.
-------------------------
Larry B. Litton, Sr.
President & CEO
February 20, 2004

/s/ Janice McClure
------------------
Janice McClure
Senior Vice President
February 20, 2004